Exhibit 99.1

Report of Independent Auditors
and Financial Statements

Cantaloupe Systems, Inc.

Nine months ended September 30, 2017 (unaudited)
and 2016 (unaudited) and
Years ended December 31, 2016 and 2015

Report of Independent Auditors

To the Board of Directors

and Stockholders

Cantaloupe Systems, Inc.

Report on Financial Statements

We have audited the accompanying financial statements of Cantaloupe Systems, Inc. (the Company), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, of redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Campbell, California

September 11, 2017

CANTALOUPE SYSTEMS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

September 30, 2017 (unaudited) and December 31, 2016 and 2015

	September 30,	December 31,	December 31,
	2017	2016	2015
	(unaudited)
Assets

Cash and cash equivalents	$1,350	$1,930	$1,698
Accounts receivable, net	4,748	2,723	1,718
Inventories	851	537	501
Deferred costs, current portion	2,720	2,058	1,799
Prepaid expenses and other current assets	788	461	370

Total current assets	10,457	7,709	6,086

Property and equipment, net	6,687	7,016	5,651
Intangible assets, net	528	611	659
Goodwill, net	162	181	206
Deferred costs, noncurrent	6,540	3,893	2,915
Other assets	50	50	50

Total assets	$24,424	$19,460	$15,567

Liabilities, redeemable convertible preferred stock,
and stockholders' deficit

Borrowings under line of credit	$500	$1,000	$1,490
Current portion of long-term debt	585	680	648
Current portion of capitalized lease obligations	-	-	-
Accounts payable	2,898	1,424	1,033
Accrued expenses	2,314	2,073	1,888
Deferred revenue, current portion	3,559	2,778	1,856
Related party promissory notes, current portion	666	575	-

Total current liabilities	10,522	8,530	6,915

Warrant liability	2	2	2
Long-term debt, less current portion	-	412	1,091
Deferred revenue, noncurrent	7,243	4,491	2,896
Related party promissory notes, less current portion	1,288	1,739	765

Total liabilities	19,055	15,174	11,669

Commitments and contingencies (Note 8)

Redeemable convertible preferred stock, $0.001 par value per share; 20,127,332 shares authorized at September 30, 2017 (unaudited), December 31, 2016 and 2015. 19,610,224 shares issued and outstanding at September 30, 2017 (unaudited), December 31, 2016 and 2015 (aggregate liquidation preference of $32,351,465, $32,298,916 and $32,228,724 at September 30, 2017 (unaudited), December 31, 2016 and 2015, respectively)	32,442	31,890	31,154
Stockholders' deficit
Common stock, $0.001 par value per share; 36,090,428 shares authorized at September 30, 2017 (unaudited), December 31, 2016 and 2015. 12,202,532, 11,569,116 and 9,633,020 shares issued and outstanding at September 30, 2017 (unaudited), December 31, 2016 and 2015, respectively	12	12	10
Additional paid-in capital	684	619	530
Accumulated deficit	(27,769)	(28,235)	(27,796)

Total stockholders' deficit	(27,073)	(27,604)	(27,256)

Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$24,424	$19,460	$15,567

See accompanying notes.

CANTALOUPE SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(In thousands)

Nine-Months Ended September 30, 2017 (unaudited) and 2016 (unaudited) and Years Ended December 31, 2016 and 2015

	Nine-Months Ended		Years Ended
	September 30,		December 31,
	2017	2016	2016	2015
	(unaudited)	(unaudited)

Revenue	$16,100	$13,107	$17,961	$14,522
Cost and expenses
Cost of revenue	6,000	5,309	7,229	6,386
Research and development	2,580	2,442	3,508	2,766
Sales and marketing	2,421	1,998	2,480	2,073
General and administration	3,867	2,915	4,199	4,036
Total costs and expenses	14,868	12,664	17,416	15,261
Income (loss) from operations	1,232	443	545	(739)
Interest and other expense, net	(213)	(167)	(244)	(216)
Income (loss) before income taxes	1,019	276	301	(955)
Income tax provision	(1)	(2)	(3)	(1)
Net income (loss)	$1,018	$274	$298	$(956)

See accompanying notes.

CANTALOUPE SYSTEMS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except for shares amount)

Nine-Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

	Convertible				Additional		Total
	preferred stock		Common stock		paid-in	Accumulated	stockholders'
	Shares	Amount	Shares	Amount	capital	deficit	deficit

Balance at December 31, 2014	16,884,128	$26,019	9,633,020	$10	$492	$(25,705)	$(25,203)

Issuance of Series C-1 redeemable convertible preferred stock, for cash	2,726,096	4,000	-	-	-	-	-

Accretion of redeemable convertible preferred stock redemption value	-	1,135	-	-	-	(1,135)	(1,135)

Stock-based compensation	-	-	-	-	38	-	38

Net loss for the year	-	-	-	-	-	(956)	(956)

Balance at December 31, 2015	19,610,224	31,154	9,633,020	10	530	(27,796)	(27,256)

Accretion of redeemable convertible preferred stock redemption value	-	736	-	-	-	(737)	(737)

Issuance of common stock on exercise of stock options	-	-	1,936,096	2	56	-	58

Stock-based compensation	-	-	-	-	33	-	33

Net income for the year	-	-	-	-	-	298	298

Balance at December 31, 2016	19,610,224	31,890	11,569,116	12	619	(28,235)	(27,604)

Accretion of redeemable convertible preferred stock redemption value†	-	552	-	-	-	(552)	(552)

Stock options exercised†	-	-	633,416	-	27	-	27

Stock-based compensation†	-	-	-	-	38	-	38

Net income for the period†	-	-	-	-	-	1,018	1,018

Balance at September 30, 2017†	19,610,224	$32,442	12,202,532	$12	$684	$(27,769)	$(27,073)

† Unaudited interim reporting

See accompanying notes.

CANTALOUPE SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

Nine-Months Ended September 30, 2017 (unaudited) and 2016 (unaudited) and Years Ended December 31, 2016 and 2015

	Nine-Months Ended		Years Ended
	September 30,		December 31,
	2017	2016	2016	2015
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,018	$274	$298	$(956)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Loss on disposal of property and equipment	-	-	-	1
Bad debt expense	-	-	142	115
Depreciation and amortization	1,767	1,476	1,994	1,262
Stock-based compensation	38	29	33	38
Change in fair value of warrant liability	-	-	-	33
Changes in assets and liabilities:
Accounts receivable	(2,025)	(453)	(1,147)	392
Inventories	(314)	(402)	(35)	(225)
Deferred costs	(3,309)	(348)	(1,237)	561
Prepaid expenses and other current assets	(328)	(114)	(90)	102
Other assets	-	-	-	(33)
Accounts payable	1,716	158	391	(1,234)
Accrued expenses	-	-	184	159
Deferred revenue	3,533	1,633	2,517	(313)
Net cash provided by (used in) operating activities	2,096	2,253	3,050	(98)

Cash flows from investing activities:
Purchase of property and equipment	(1,330)	(2,852)	(3,250)	(3,767)
Payment for intangible assets	(6)	(22)	(37)	(52)
Net cash used in investing activities	(1,336)	(2,874)	(3,287)	(3,819)

Cash flows from financing activities:
Net payments on line of credit	(916)	(760)	(490)	(2,650)
Proceeds from related party promissory notes	-	1,336	1,550	2,000
Repayment of term debt	(451)	-	(649)	(678)
Proceeds from the sale of redeemable convertible preferred stock	-	-	-	4,000
Proceeds from issuance of common stock on exercise of stock options	27	48	58	-
Net cash (used in) provided by financing activities	(1,340)	624	469	2,672

Net (decrease) increase in cash and cash equivalents	(580)	3	232	(1,245)

Cash and cash equivalents at beginning of year	1,930	1,698	1,698	2,943

Cash and cash equivalents at end of period and year	$1,350	$1,701	$1,930	$1,698

Supplemental disclosure of cash flow information:
Cash paid for interest	$215	$167	$196	$244
Cash paid for income taxes	$-	$-	$1	$1
Non-cash investing and financing items:
Accretion of redeemable convertible preferred stock redemption value	$552	$552	$736	$1,135

See accompanying notes.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 –  THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Cantaloupe Systems, Inc. (the Company), was incorporated in the state of Delaware in 2010.  The Company is a leading provider of enterprise cloud computing applications and related devices for the vending machine and unattended retail industry and is based in San Francisco, California. The Company provides a comprehensive web-based application that captures vending machine and unattended retail transactions from embedded devices using wireless technology communicating with the Company’s servers. This data, along with analytical tools, are then made available over the internet to vending machine and unattended retail location owners on a subscription basis. The Company’s customers are primarily based in the United States and Australia.

The Company also manufactures hardware used to transmit data from the customer’s location to the Company’s servers.  This hardware is either sold directly to the customer, sold to third party leasing partners, or provided to the customers under certain service plans that include the use of the hardware.  Revenue recognition of these hardware sales are more fully described in the revenue recognition paragraph below.

Unaudited interim financial information - The accompanying interim balance sheet as of September 30, 2017, the statements of operations and cash flows for the nine-months ended September 30, 2017 and 2016, and the statements of redeemable convertible preferred stock and stockholders’ deficit for the nine-months ended September 30, 2017, are unaudited. This unaudited interim financial information has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim financial information has been prepared on the same basis as the audited financial statements and includes all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of September 30, 2017, and its results of its operations and its cash flows for the nine-months ended September 30, 2017 and 2016. The financial data and other financial information disclosed in these notes to financial statements related to September 30, 2017 and the nine-months ended September 30, 2017 and 2016 are also unaudited. The results for the nine-months ended September 30, 2017 and 2016 are not necessarily indicative of the results expected for the full fiscal year.

Liquidity –The Company was profitable and generated positive cash flow during 2016 and for the nine-months ended September 30, 2016 (unaudited) and was profitable for the nine-months ended September 30, 2017 (unaudited).  Through December 31, 2015, the Company had incurred recurring operating losses resulting in an accumulated deficit at December 31, 2016, of approximately $28,235,000.  Management believes the Company will continue to be profitable and generate positive cash flow; however, any changes could have a material adverse effect on the Company’s business and results of operations.

Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments – The Company applies the fair value measurement accounting standard (“Accounting Standards Codification 820 - Fair Value Measurement”) whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy under current accounting guidance prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (Level 1, Level 2, and Level 3). Level 1 inputs are unadjusted quoted prices in active markets (as defined) for identical assets or liabilities that the Company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Cash equivalents – The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.  As of September 30,  2017,  December 31, 2016,  and December 31, 2015, cash and cash equivalents consist of cash deposited with banks and money market funds.  The recorded carrying amount of cash equivalents, which is cost plus accrued interest, approximates fair value.  The Company has determined that its investment in a money market account of approximately $84,000 (unaudited),  $83,000, and $100,000 at September 30,  2017,  December 31, 2016 and December 31, 2015, respectively, is a Level 1 asset in the fair value measurements hierarchy.  The Company made this determination after considering that inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Concentrations of credit risk – The Company’s product revenues are concentrated in enterprise cloud computing applications and related devices for the vending machine industry which is highly competitive and rapidly changing.  Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable.  Cash and cash equivalents are deposited with federally insured commercial banks in the United States and at times cash balances may be in excess of federal insurance limits.  Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable.  To reduce credit risk, management considers the following factors when determining the collectability of specific customer accounts: past transaction history with the customer, the number of days that billings are past due, and changes in customer payment terms. Past due balances over 62 days and other higher risk amounts are reviewed individually for collectability.  Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.  As of September 30,  2017,  December 31, 2016,  and December 31, 2015, the Company has reserves of approximately $146,000 (unaudited),  $118,000 and $205,000, respectively, for estimated credit losses. To date, the Company has not had significant write-offs of bad debt.

One customer accounted for approximately 21%  (unaudited) and two customers accounted for approximately 20% (unaudited) of total accounts receivable at September 30,  2017 and 2016, respectively, and approximately 16%  (unaudited) and 23% (unaudited) of net revenue for the nine-months ended September 30, 2017 and 2016, respectively.  During the year ended December 31, 2016, one customer accounted for approximately 22% of net revenue and two customers accounted for approximately 25%  of total accounts receivable at December 31,  2016.    During the year ended December 31, 2015, no customer accounted for more than 10% of net revenue, but one customer accounted for approximately 16% of total accounts receivable at December 31, 2015.

Net purchases include purchases from one vendor of approximately $7,206,000 (unaudited) and two vendors of approximately $4,800,000 (unaudited) for the nine-months ended September 30, 2017 and 2016, respectively.  Net purchases include purchases from one vendor of approximately $6,176,000 and two vendors of approximately $6,175,000 for the years ended December 31, 2016 and 2015, respectively.  Accounts payable to these vendors were approximately $2,314,000 (unaudited), $556,000 (unaudited), $839,000 and $572,000 as of September 30, 2017 and 2016 and December 31, 2016 and 2015, respectively.

Inventories – Inventories are stated at the lower of cost, using a first-in, first-out, method or market.  The Company principally contracts for the manufacture of its products from other vendors. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate. At September 30,  2017 (unaudited) and December 31, 2016 and 2015, inventory consisted primarily of finished goods.

Property and equipment – Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally 36 to 60 months.  Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term.  Expenditures for repairs and maintenance are charged to expense as incurred.  Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

Goodwill and intangible assets – Goodwill represents the difference between the fair value of the consideration transferred (purchase price) for an acquired business,  and the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed in the business combination. Goodwill is amortized on a straight-line basis over ten years and is assessed for impairment if an event or circumstances indicate that the fair value of the Company may be less than its carrying amount. A goodwill impairment loss is recognized to the extent the carrying amount of the Company including goodwill exceeds its fair value. The Company has determined that there is no impairment as of September 30, 2017 (unaudited),  December 31, 2016 and 2015.

Intangible assets are presented at cost, net of accumulated amortization. Amortization of intangible assets is computed on a straight-line method over the estimated useful lives ranging from three to ten years. Intangible assets primarily include customer lists, patent and trademark costs and are stated at cost less accumulated amortization. Patent cost amortization begins as of the application date and is calculated using the straight-line method over the remaining lives of the granted patents. Patents and trademarks pending represent the legal cost associated with filing of various patents and trademarks pending issuance. No assurance can be given that such patents or trademarks, upon issuance, will not be challenged by competitors.    Costs deferred are written off if, and when, a patent application is abandoned or allowed to expire.

Long-lived assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  No such impairments have been identified to date.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Warranty – The Company provides standard warranty coverage on its systems for 12 months, providing labor and parts necessary to repair the systems during the warranty period.  The Company accounts for the estimated warranty cost as a charge to cost of revenues when revenue is recognized.  The estimated warranty cost is based on historical product performance and field expenses.  Utilizing actual service records, the Company calculates the average service hours and parts expense per system and applies the actual labor and overhead rates to determine the estimated warranty charge.  The Company updates these estimated charges every year.  The actual product performance and/or field expense profiles may differ, and in those cases the Company adjusts warranty accruals accordingly.

Revenue recognition – The Company provides its on-demand software application as a service under hosting arrangements in which the client cannot take possession of the software. As a result, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-55, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, these arrangements are outside the scope of FASB ASC 985-605-25, Software Revenue Recognition. The Company, therefore, recognizes revenue under the provisions of FASB ASC 605-25, Revenue Arrangements with Multiple Deliverables.

The Company derives its revenues primarily from the sale and lease of devices at a fixed price and monthly service fees for access to the Company’s proprietary web application that allows vending machine owners to view data generated from devices and use various analytical tools. The Company also provides certain training and installation services when requested by customers. The Company recognizes revenue when all the following conditions are met:

•	There is persuasive evidence of an arrangement;
•	Delivery of devices has occurred, or services have been provided to the customer;
•	Collectability is reasonably assured; and
• The amounts to be paid are fixed or determinable.

The Company recognizes the sale of devices and related subscription services as a single unit of accounting. Therefore, revenues related to device sales are deferred and are recognized ratably over the period that the related subscription services are expected to be provided.

Stock-based compensation – The Company uses the estimated grant-date fair value method of accounting for stock-based compensation.  The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four to five years.

Research and development – Research and development costs incurred to establish the technological feasibility of computer software products are charged to operations as incurred.

Advertising – The Company expenses the costs of advertising, including promotional expenses, as incurred.  Advertising expenses for the nine-months ended September 30,  2017 and 2016 was approximately $67,000 (unaudited) and $56,000 (unaudited), respectively.  Advertising expenses for the years ending December 31, 2016 and 2015 was approximately $67,000 and $49,000, respectively.

Sales taxes – Sales taxes collected from customers and remitted to governmental authorities are not included in revenue.

Deferred revenue and costs – Deferred revenue consists of unearned billings for the Company’s device sales that are recognized over the estimated life of a customer of 60 months. Deferred costs consist of the cost of devices sold in advance of revenue recognition and are recognized in conjunction with the applicable deferred revenue.

Deferred activation fees consist of fees charged to customers for activating devices on the network and are recognized over the life of the contract. These one-time fees vary by customer and by contract.

Income taxes – Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies any liabilities for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.  The Company had no liabilities for unrecognized tax benefits at December 31, 2016, 2015 and September 30,  2017 (unaudited).

New accounting pronouncements – In March 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-09, Compensation – Stock Compensation (Topic 718), which is seeking to simplify the accounting for share-based payment transactions, including the income tax consequences and classification of awards as neither equity nor liabilities. The standard will be effective for nonpublic business entities beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its financial statements, information technology systems, processes, and internal controls.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a liability associated with obligations to make payments under the terms of the arrangement in addition to a right-of-use asset representing the lessee’s right to use, or control the use of the given asset assumed under the lease. The standard will be effective for nonpublic business entities for annual periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its financial statements and processes.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), which addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The Company adopted the amended guidance for the year ended December 31, 2016. The adoption of the amended guidance did not impact the Company’s financial statements.

In May 2014, the FASB issued ASU No. 2014‐09, Revenue from Contracts with Customers (Topic 606), which is a new standard on revenue recognition. The new standard contains principles that an entity will need to apply to determine the measurement of revenue and timing of when revenue is recognized. The underlying principle is to recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The standard has a five‐step approach which includes identifying the contract or contracts, identifying the performance obligations, determining the transaction price, allocating the transaction price, and recognizing revenue. The standard also significantly expands the quantitative and qualitative disclosure requirements for revenue, which are intended to help users of financial statements, understand the nature, amount, timing, and uncertainty of revenue and the related cash flows. The standard is effective for annual periods beginning after December 15, 2018, for nonpublic entities and early application is only permitted in certain circumstances. The Company is currently evaluating this new standard and the impact it will have on its financial statements, information technology systems, processes, and internal controls.

Reclassifications – Certain reclassifications were made to the 2015 financial statements to conform them to the 2016 financial statements.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 –  SIGNIFICANT BALANCE SHEET COMPONENTS

Property and equipment – Property and equipment consisted of approximately the following (in thousands):

	September 30,	December 31,
	2017	2016	2015
	(unaudited)

Computers and equipment	$650	$590	$553
Hardware deployed at a customer site	11,415	10,169	6,957
Furniture and fixtures	124	110	109
Leasehold improvements	94	94	94
Factory tooling	158	148	147
	12,441	11,111	7,860
Less: accumulated depreciation and amortization	(5,754)	(4,095)	(2,209)
Property and equipment, net	$6,687	$7,016	$5,651

Depreciation and amortization expense of property and equipment for the nine-months ended September 30,  2017 and 2016 and the years ended December 31, 2016 and 2015 was approximately $1,659,000 (unaudited),  $1,372,000 (unaudited), $1,886,000 and $1,151,000, respectively.

Accrued expenses – Accrued expenses consisted of approximately the following (in thousands):

	September 30,	December 31,
	2017	2016	2015
	(unaudited)

Employee-related liabilities	$1,085	$1,084	$967
Warranty reserve	11	11	11
Professional and other fees	1,218	978	910
	$2,314	$2,073	$1,888

NOTE 3 –  GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist principally of pre-existing intellectual property and customer lists and other intangible assets purchased during 2016 and 2015.  Both goodwill and intangible assets are being amortized using the straight-line method over their estimated useful lives of ten years. Amortization expense of goodwill and intangible assets was approximately $40,000 (unaudited) and $36,000 (unaudited) during the nine-months ended September 30,  2017 and 2016, respectively.  Amortization expense of goodwill and intangible assets was $110,000 for both years ended December 31, 2016 and 2015. Future amortization is not expected to be significant in any future period.

NOTE 4 –  FINANCING ARRANGEMENTS

On December 19, 2012, the Company entered into a loan and security agreement (the Original Loan Agreement) with a bank that included both a $1,000,000 term loan and a $5,000,000 revolving line of credit, all of which were collateralized by the Company’s cash, trade receivables, inventory, and personal property.

On July 24, 2015, the Company amended and restated the loan agreement (the Restated Loan Agreement) with the bank. The Restated Loan Agreement provides for borrowings of up to $2,000,000 for equipment advances and increasing the available amount on the revolving line of credit to $6,000,000, all of which are collateralized by substantially all assets of the Company.

Term debt – Under the Original Loan Agreement, the full amount allowed under the term loan was borrowed on December 19, 2012, at 6% interest, with interest-only payments due through June 30, 2013, and thereafter thirty (30) equal monthly payments of principal and accrued interest.  Approximately $418,000 was outstanding at December 31, 2014.  The remaining balance was fully paid as of December 31, 2015.  Under the Restated Loan Agreement, this term loan may not be re-borrowed.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Under the Restated Loan Agreement, the Company was eligible to make up to six equipment advances, not to exceed $2,000,000, in aggregate, to finance eligible equipment as defined by the Restated Loan Agreement until May 31, 2016. Each equipment advance shall immediately amortize and be payable in thirty-six (36) equal installments of principal, plus accrued interest. Borrowings bear interest at the prime rate plus 1.5%. After repayment, no equipment advances may be re-borrowed. There are no outstanding borrowings under this agreement at September 30, 2017 (unaudited), December 31, 2016 and 2015.

Under the Restated Loan Agreement, $2,000,000 of the remaining balance under the line of credit available under the Original Loan Agreement described below was converted into a new term loan. Commencing on July 1, 2015, the new term loan is payable in thirty-six (36) equal installments of principal, plus accrued interest. After repayment, the term loan may not be reborrowed.    Approximately $585,000 (unaudited), $1,091,000 and $1,738,000 was outstanding at September 30,  2017 and December 31, 2016 and 2015, respectively.

Line of credit – Under the Original Loan Agreement and the Restated Loan Agreement, the revolving line of credit is subject to an interest rate of prime plus 1.5% that is due monthly  (5.25% (unaudited), 5.25% and 5.00% at September 30,  2017, December 31, 2016 and 2015, respectively). Availability under the revolving line of credit is based on total Software-as-a-Service (SaaS) revenue times a multiplier, with 4.5x being the largest multiplier. The available multiplier is in turn driven by the renewal rate of service-related revenue, with 95% being the largest threshold. The Company had outstanding borrowings of  $500,000 (unaudited), $1,000,000 and $1,490,000 against the line of credit at September 30,  2017 and December 31, 2016 and 2015, respectively.

In conjunction with the Original Loan Agreement, the Company issued a warrant to purchase 138,009 shares of Series C redeemable convertible preferred stock (Series C) at a purchase price of $1.4673 per share that expires on December 19, 2022. Using the Black-Scholes option pricing model with the following assumptions to estimate fair value: term of seven years, average volatility of 85%, and risk-free interest rate of 2.46%, the Company estimated the fair value of these warrants to be approximately $20,000, which was recorded as a discount on the long-term loan and was amortized as interest expense through December 1, 2015.  As of September 30, 2017 (unaudited), December 31, 2016 and 2015, the warrant was outstanding and classified as a liability with a fair value determined using the Black-Scholes option pricing model of approximately $1,000.

Under the Original Loan Agreement, an additional warrant to purchase 85,190 shares of Series C at a purchase price of $1.4673 per share was to be granted if the Company’s borrowings under the revolving line of credit reached or exceeded $3,000,000. During July 2014, the Company’s borrowings under the line of credit reached $3,000,000 and the additional warrant to purchase 85,190 shares of Series C was granted. Using the Black-Scholes option pricing model with the following assumptions to estimate fair value: term of seven years, average volatility of 85%, and risk-free interest rate of 2.73%, the Company estimated the fair value of these warrants to be approximately $14,000, which was recorded as a discount on the long-term loan and will be amortized as interest expense through December 19, 2014. As of September 30, 2017 (unaudited), December 31, 2016 and 2015, the warrant was outstanding and classified as a liability with a fair value determined using the Black-Scholes option pricing model of approximately $1,000. The warrant expires on December 19, 2024.

Effective May 2017, the Company amended the loan and security agreement to extend the revolving line of credit maturity date to May 17, 2018.

Related party note payable – In connection with the 2014 acquisition of CompuVend Systems, Inc. (CompuVend), the Company entered into a note in favor of CompuVend for $765,000. The note bears an interest rate at 5% per annum with interest only payments due through May 5, 2017. Commencing on May 5, 2017, principal payments equal to 0.02777 of the principal balance plus interest will be due monthly through April 5, 2020.

The Company would have been required to make a prepayment of $250,000 if the Company had obtained the following milestones i) trailing twelve-month CompuVend revenue as defined by the agreement (CompuVend revenue) of $1,250,000,  ii) trailing twelve‑month CompuVend revenue of $2,000,000, iii) trailing twelve-month CompuVend revenue of $2,750,000. Milestones were not met as of December 31,  2016, and the prepayment was not made. The balance of $618,000 (unaudited), $765,000 and $765,000 was outstanding at September 30,  2017,  December 31, 2016 and 2015, respectively.

Related party promissory notes payable – On July 1, 2016, the Company entered into promissory note agreements totaling approximately $1,550,000 with a group of investors. These promissory notes are unsecured and subordinate to the Restated Loan Agreement with the bank. There are two tranches as described below.

The Series A promissory notes total $1,075,000 and mature on September 30, 2021. These Series A notes accrue interest at 10% and scheduled payments are made quarterly. The first two quarterly payments of approximately $27,000 are interest only and the remaining 16 quarterly payments include interest and approximately $67,000 of principal.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

The Series B promissory notes total $475,000 and mature on December 15, 2019. These Series B notes accrue interest at 12% and scheduled payments are made quarterly. The first two quarterly payments of approximately $14,000 are interest only and the remaining 16 quarterly payments include interest and $40,000 of principal.

In connection with the promissory note agreements, the Company issued a warrant to purchase 139,667 shares of common stock at a purchase price of $0.25 per share that expires on various dates in 2026. The warrants remain outstanding at September 30,  2017.  The value of the warrants at the date of grant at September 30, 2017 (unaudited) and December 31, 2016 was not significant.

Future aggregate annual principal payments on term debt, CompuVend note payable and 2016 promissory notes, are as follows:

	As of	As of
	September 30, 2017	December 31, 2016
	(unaudited)

2017	$-	$1,256
2018	1,251	1,009
2019	666	682
2020	487	393
2021	135	66
	$2,539	$3,406

NOTE 5 – REDEEMABLE CONVERTIBLE PREFERRED STOCK

At December 31, 2016, the authorized capital stock of the Company consisted of 36,090,428 shares of common stock and 20,127,332 shares of redeemable convertible preferred stock (Preferred Stock).  All classes of the Company’s stock have a $0.001 par value per share.

At December 31,  2016,  Preferred Stock consisted of the following (in thousands, except share amounts):

	Shares authorized	Shares issued and outstanding	Liquidation amount	Gross proceeds

Series A	1,000,000	1,000,000	$1,840	$1,840
Series B	6,624,526	6,624,526	7,701	7,674
Series C	9,482,801	9,259,602	16,757	16,645
Series C-1	3,020,005	2,726,096	6,000	4,000
	20,127,332	19,610,224	$32,298	$30,159

The significant features of the Company’s Preferred Stock are as follows:

Dividend provisions – Effective January 23, 2015, the holders of Series C-1 are entitled to receive in preference to the holders of shares of Series C, Series B, Series A and common stock, when and if declared by the Board of Directors, noncumulative dividends at an annual rate of 8%. The holders of Series C are entitled to receive in preference to the holders of shares of Series B, Series A and common stock, when and if declared by the Board of Directors, noncumulative dividends at an annual rate of 8% and cumulative dividends at a rate of $0.2219 per shares, per annum, adjustable for certain events such as stock splits and combinations. The holders of Series B are entitled to receive in preference to the holders of shares of Series A and common stock, when and if declared by the Board of Directors, noncumulative dividends at an annual rate of 8% and cumulative dividends at a rate of $0.1243 per shares, per annum, adjustable for certain events such as stock splits and combinations. The holders of Series A are entitled to receive in preference to the holders of shares of common stock, when and if declared by the Board of Directors of the Company, cumulative dividends that accrued at an annual rate of 7%. The Company has not declared any noncumulative dividends to date.

Dividend rights percentages are based on the original issue price of the underlying shares of: (i) $1.4673 as to the shares of Series C-1 (ii) $1.4673 as to the shares of Series C, (iii) $0.822 as to the shares of Series B, and (iv) $1.00 as to the shares of Series A.

Prior to January 23, 2015, the holders of Series B and C were entitled to receive, when and if declared by the Board of Directors, cumulative dividends at an annual rate of 8%. The holders of Series A were entitled to receive in preference to the holders of shares of common stock, when and if declared by the Board of Directors of the Company, cumulative dividends that accrued at an annual rate of 7%. The Company has not declared any noncumulative dividends to date.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Liquidation preference – In the event of liquidation, the holders of Series C-1 then outstanding are entitled to be paid first from the assets and funds available for a distribution by the Company at an amount equal to one and one-half (1.5) times the original issue price, plus declared but unpaid non-cumulative dividends.  If assets are not sufficient to permit such payment, payment will be made on a pari passu basis, in proportion to the preferential amount each such holder is entitled to receive.

Upon the completion of the distribution described above, the holders of Series C then outstanding are entitled to be paid, from the assets and funds available for a distribution by the Company at an amount equal to the original issue price, plus any cumulative dividends accrued but unpaid, whether or not declared, together with any declared but unpaid non-cumulative dividends. If assets are not sufficient to permit such payment, payment will be made on a pari passu basis, in proportion to the preferential amount each such holder is entitled to receive.

Upon the completion of the distribution described above, the holders of Series B then outstanding are entitled to be paid, from the assets and funds available for a distribution by the Company at an amount equal to the original issue price plus $0.2160 per share, any cumulative dividends accrued but unpaid, whether or not declared, together with any declared but unpaid non-cumulative dividends. If assets are not sufficient to permit such payment, payment will be made on a pari passu basis, in proportion to the preferential amount each such holder is entitled to receive.

Upon the completion of the distribution described above, the holders of Series A then outstanding are entitled to be paid, from the assets and funds available for a distribution by the Company at an amount equal to the original issue price, plus any cumulative dividends accrued but unpaid, whether or not declared. If assets are not sufficient to permit such payment, payment will be made on a pari passu basis, in proportion to the preferential amount each such holder is entitled to receive.

Conversion rights – Each holder of shares of Preferred Stock, except for Series A, may, at any time, convert any or all of such shares of Preferred Stock into fully-paid and nonassessable shares of common stock by dividing the applicable original issue price for such series of Preferred Stock by the applicable conversion price for such series of Preferred Stock.  The Series C-1, Series C, Series B conversion price will initially be the original issue price for each Series.  Each holder of shares of Series A may, at any time, convert any or all of such shares of Series A into fully-paid and nonassessable shares of common stock by dividing the Series A adjustment price by the Series A conversion price. The Series A conversion price will be $0.739 per share.

Automatic conversion rights – Each share of Preferred Stock will automatically be converted into common stock of the corporation at the then effective conversion prices: (i) upon the closing of a firmly underwritten public offering in which common stock is sold by the corporation pursuant to an effective registration statement under the securities act registration statement with respect to either: (a) an employee benefit plan, or (b) a transaction described prior to underwriter discounts, and a price per share of not less than three times the Series C-1 original issue price or (ii) in the event that holders of at least 70% of the Preferred Stock consent to such conversion.

Redemption rights – On or after January 23, 2018, the holders of at least a majority of Series C-1 then outstanding will have the right to compel the Company to redeem all the shares of Series C-1 then outstanding in three equal tranches. The first tranche of one third shall be redeemed within 60 days of receiving such notice; one third of all such shares will be redeemed within one year of the notice, and the balance one year thereafter. The redemption amount will be equal to the liquidation preference then in effect.

On or after 75 days following January 23, 2018, provided the Company has not received a redemption notice from the holders of Series C-1, the holders of at least a majority of Series C-1 and Series C then outstanding, voting as a single class and the holders of at least a majority of Series B then outstanding, voting as a single class, will have the right to compel the Company to redeem all shares of Series C then outstanding in three equal tranches. The first tranche of one third shall be redeemed within 60 days of receiving such notice; one third of all such shares will be redeemed within one year of the notice, and the balance one year thereafter. The redemption amount will be equal to the liquidation preference then in effect.

On or after 120 days following January 23, 2018, provided the Company has not received a redemption notice from the holders of Series C-1 or Series C,  the holders of at least a majority of Series C-1 and Series C then outstanding, voting as a single class and the holders of at least a majority of Series B then outstanding, voting as a single class, will have the right to compel the Company to redeem all of their shares then outstanding in two equal tranches. The first half will be redeemed within 60 days of receiving such notice, and the remaining half of all such shares will be redeemed one year later. The redemption amount will be equal to the liquidation preference then in effect.

On or after 150 days following January 23, 2018, provided the Company has not received a redemption notice from the holders of Series C-1, Series C, or Series B, the holders of at least a majority of Series A then outstanding, voting as a single class and at least 70% of the holders of Series C-1, Series C, and Series B then outstanding, voting as a single class, will have the right to compel the Company to redeem all of their shares then outstanding in two equal tranches. The first half will be redeemed within 60 days of receiving such notice, and the remaining half of all such shares will be redeemed one year later. The redemption amount will be equal to the liquidation preference then in effect.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Prior to January 23, 2015, the following redemption provisions were in effect. The Company did not receive a redemption notice from the holders of Series C during the nine-months ended September 30,  2017 (unaudited).

On or after March 4, 2015, the holders of at least a majority of Series C then outstanding had the right to compel the Company to redeem all the shares of Series C then outstanding in three equal tranches. The first tranche could have been redeemed within 60 days of receiving such notice; half of all such shares redeemed within one year of the notice, and the balance one year thereafter. The redemption amount would have been equal to the liquidation preference then in effect.

On or after 75 days following March 4, 2015, provided the Company had not received a redemption notice from the holders of Series C, the holders of at least a majority of Series B, Series B-1, and Series B-2 then outstanding would have had the right to compel the Company to redeem all of their shares then outstanding in two equal tranches. The first half could have been redeemed within 60 days of receiving such notice, and the remaining half of all such shares will be redeemed one year later. The redemption amount would have been equal to the liquidation preference then in effect.

On or after 120 days following March 4, 2015, provided the Company had not received a redemption notice from the holders of Series C or Series B, the holders of at least a majority of Series A then outstanding could have had the right to compel the Company to redeem all of their shares then outstanding in two equal tranches. The first half could have been redeemed within 60 days of receiving such notice, and the remaining half of all such shares redeemed one year later. The redemption amount would have been equal to the liquidation preference then in effect.

The Company accretes the carrying value of Preferred Stock to the redemption amount through periodic charges to accumulated deficit. The Company recorded approximately $552,000 (unaudited) of accretion charges during the nine-months ended September 30,  2017 and $737,000 and $1,135,000 of accretion charges for the years ended December 31, 2016 and 2015, respectively.

Voting rights – The holders of each share of Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible. The holders of common stock will have one vote per share of common stock.

The consent of at least 70% of the holders of Series C-1, Series C, Series B will be required for any action that: (i) alters or changes the rights, preferences, or privileges of the Preferred Stock adversely, (ii) increase the authorized number of shares of Preferred Stock, (iii) creates any class or series of stock having preference over the existing Preferred Stock, (iv) amends the Company’s certificate of incorporation or bylaws, (v) effects a merger, reorganization or sale of the Company or substantially all of its assets, (vi) increase indebtedness in excess of $250,000, (vii) effects a reclassification or recapitalization of the outstanding capital stock of the Company, (viii) effects the repurchase of any shares of stock other than pursuant to redemption provisions; or (ix) effects a transaction with employees, officers, directors, or affiliates of the Company.

The consent of at least 50% of the holders of Series A will be required for any action that: (i) alters or changes the rights, preferences, or privileges of the Series A adversely, (ii) effects the repurchase of any shares of stock other than pursuant to redemption provisions.

NOTE 6 –  STOCK-BASED COMPENSATION

In December 2004, the Company’s Board of Directors approved the adoption of the Cantaloupe Systems 2004 Stock Option Plan (the 2004 Option Plan).  As amended, the 2004 Option Plan permitted the Company to grant up to 4,050,000 shares of the Company’s common stock. The 2004 Option Plan expired in December 2014. No further grants of equity awards were made under the 2004 Option Plan.

In January 2016, the Company’s Board of Directors approved a new stock option plan, the 2016 Option Plan (the Option Plan). The Option Plan permits the Company to grant up to 2,206,980 shares of stock options, plus any outstanding options under the Company’s 2004 Option Plan that were subsequently forfeited or terminated for any reason before being exercised, for a total of 4,050,000 shares.

The Option Plan provides for the grant of incentive and nonstatutory stock options to employees, nonemployee directors and consultants of the Company.  Options granted under the Option Plan generally become exercisable ratably over a four to five-year period following the date of grant and expire ten years from the date of grant. The exercise price of incentive stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The exercise price of nonstatutory options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Stock option activity for the nine-months ended September 30, 2017 (unaudited) and the years ended December 31,  2016 and 2015,  is as follows:

	Shares	Weighted average exercise price per share		Weighted average remaining contractual life (in years)

Outstanding at December 31, 2014	3,502,794	$ 0.22		6.0

Options granted	-	$ -
Options exercised	-	$ -
Options canceled/forfeited/expired	(618,572)	$ 0.13

Outstanding at December 31, 2015	2,884,222	$ 0.03	*	5.2

Options granted	1,692,500	$ 0.04
Options exercised	(1,936,096)	$ 0.03
Options canceled/forfeited/expired	(163,334)	$ 0.03

Outstanding at December 31, 2016	2,477,292	$ 0.04		7.1

Options granted†	1,080,000	$ 0.11
Options exercised†	(633,416)	$ 0.05
Options canceled/forfeited/expired†	(52,000)	$ 0.03

Outstanding at September 30, 2017†	2,871,876	$ 0.07		8.0

Vested and expected to vest at
September 30, 2017 (1) (unaudited)	2,467,698	$ 0.04		6.8

Exercisable and vested at September 30, 2017 (unaudited)	1,397,975	$ 0.04		6.8

* All options in 2016 were revalued to $0.03 per share.
† Unaudited interim reporting

(1) The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options

Stock-based compensation expense for all share-based payment awards granted and for previous awards modified, repurchased or cancelled is based on the grant-date fair value. The Company recognizes these compensation costs, net of an estimated forfeiture rate, and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four or five years. The Company estimated the forfeiture rate for the nine-months ended September 30, 2017 and 2016 and years ended December 31, 2016 and 2015, based on its historical experience for annual grant years where the majority of the vesting terms have been satisfied.

For the nine-months ended September 30, 2017 and 2016, the Company recorded stock-based compensation of approximately $38,000 (unaudited) and $29,000 (unaudited), respectively.  For the years ended December 31, 2016 and 2015, the Company recorded stock-based compensation of approximately $33,000 and $38,000, respectively.

As of September 30, 2017, December 31, 2016 and December 31, 2015, there was approximately $83,000 (unaudited),  $51,000 and $44,000 of unamortized stock-based compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 2.0 years (unaudited),  1.8 years and 1.9 years, respectively.

Cash received from option exercises and purchases of shares under the Option Plan for the nine-months ended September 30, 2017 and 2016 was approximately $27,000 (unaudited) and $56,000 (unaudited), respectively.    Cash received from the option and purchases of shares under the Option Plan for the year ended December 31, 2016 was $55,000.  The weighted average grant date fair value of options granted during the nine-months ended September 30, 2017 was $0.04 (unaudited) and for the year ended December 31, 2016 was $0.03.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

The fair value of option grants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Nine-Months Ended		Years Ended
	September 30,		December 31,
	2017	2016	2016	2015
	(unaudited)	(unaudited)

Expected dividend yield (1)	0.0%	0.0%	0.0%	N/A
Risk-free interest rate (2)	2.1% - 1.89%	1.48% - 1.68%	1.45% - 1.68%	N/A
Expected volatility (3)	66.0%	66.0%	66.0%	N/A
Expected life (in years) (4)	6.0	6.0	6.0	N/A

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)The Company identified similar entities that are publicly traded to determine the volatility summarized above while applying an additional risk factor based on the Company’s limited period of operations.

(4)The expected life represents the period of time that options are expected to be outstanding.

NOTE  7 –  INCOME TAXES

At September 30,  2017, December 31, 2016 and 2015, the Company had a net deferred tax asset of approximately $6,477,000 (unaudited),  $6,413,000 and $7,277,000, respectively. Utilization of the NOL carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of NOL and credits before utilization.  The Company has not evaluated its ability to realize the benefits of these assets to determine whether it is more likely than not that such benefits will be realized.    Accordingly, the net deferred tax asset has been fully offset by a valuation allowance. The deferred tax asset primarily relates to the NOL carryforward.

As of September 30,  2017 and 2016, the Company had NOL carryforwards for federal and state tax purposes of approximately $27,222,000 (unaudited) and $29,207,000 (unaudited), respectively.  If not utilized, the NOL carryforwards will expire at various dates beginning in the years 2022 (federal) and 2016 (state).

As of December 31,  2016 and 2015, the Company had NOL carryforwards for federal and state tax purposes of approximately $29,501,000 and $30,480,000, respectively.  If not utilized, the NOL carryforwards will expire at various dates beginning in the years 2022 (federal) and 2016 (state).

NOTE 8 –  COMMITMENTS AND CONTINGENCIES

Operating leases –  The Company leases its facilities under noncancelable operating leases expiring on  January 31, 2020.  The Company also leases certain office equipment under operating lease agreements.  Rent expense related to the Company’s operating leases was approximately  $413,000 (unaudited) and $401,000 (unaudited) for the nine-months ended September 30,  2017 and 2016, respectively, and $561,000 and $555,000 for the years ended December 31, 2016 and 2015, respectively.

CANTALOUPE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Future minimum payments under noncancelable leases are approximately as follows (in thousands):

	As of	As of
	September 30, 2017	December 31, 2016
	(unaudited)

2017	$-	$549
2018	553	552
2019	557	561
2020	188	47
	$1,298	$1,709

Purchase commitments – As of September 30,  2017,  December 31, 2016 and 2015, the Company has outstanding purchase commitments for inventory to be delivered of approximately $827,000 (unaudited), $1,106,000 and $1,084,000, respectively.

NOTE 9 –  SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 11, 2017, the date at which the audited financial statements were available to be issued.

NOTE 10 – SUBSEQUENT EVENTS (UNAUDITED)

The Company has evaluated subsequent events through January 24, 2018, the date at which the unaudited interim financial information was available to be issued.

On November 9, 2017, USA Technologies, Inc. (“USAT”) and the Company closed under an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company became a wholly owned subsidiary of USAT (the “Merger”).  In connection with the Merger, USAT paid $65 million in cash and issued 3,423,367 shares of USAT common stock valued at $19.81 million as determined under the Merger Agreement.

In connection with the Merger, the bank term loan and line of credit described in Note 4 above, was fully paid on November 9, 2017.